Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY ***. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

August 29, 2012

PRIMARY TELEVISION AFFILIATION AGREEMENT

Frederick J. Ryan, Jr.

President, Chief Operating Officer & Vice Chairman

Allbritton Communications Company

1000 Wilson Boulevard, Suite 2700

Arlington, VA 22209

TELEVISION STATION: WSET-TV/DT Lynchburg, VA

The following shall constitute the agreement (the “Agreement”) between American Broadcasting Companies, Inc. (“ABC,” “Network,” “us” or “we”) and WSET-TV/WSET, Incorporated (“you” or “your” or “Allbritton”), for program carriage and promotion on your station, WSET-TV, Channel 13.1 Lynchburg, VA (“Station”). Channel 13.1 is WSET-TV’s “Primary Channel” for purposes of this Agreement. We and you hereby mutually agree upon the following plan of Network cooperation. This Agreement shall supersede and completely replace the Primary Television Affiliation Agreement between you and us dated March 10, 2004. Except as may be provided herein, any other agreements or amendments between you and us, including but not limited to N/AP III, have also terminated.

I.	NETWORK AFFILIATION AND PROGRAM SERVICE

A. Primary Affiliation. Your Station agrees to serve as our primary affiliate to broadcast Network Television Programs, as hereinafter defined, in the community to which Station is licensed by the Federal Communications Commission (“FCC”), subject to the conditions and limitations set forth herein. This Agreement grants you a license to broadcast on the Station’s Primary Channel ABC’s copyrighted Network Television Programs and to use ABC’s trade names and trademarks, subject to the conditions and limitations set forth herein. As used in this Agreement, “Network Television Program” means the complete television program or series of such programs which is a part of the ABC Television Network schedule to be broadcast on a national television basis in the time period designated for such broadcast in the Station’s time zone by ABC, subject to any time period adjustments contained herein. (Network Television Program will also be referred to herein as “Network Programs,” “Television Programs,” “Programs” or “Programming” or in the singular of such terms.)

B. First Call Rights. To enable your Station to serve as our primary affiliate, subject to Section V.I hereof, we agree to offer your Station first call on the right to broadcast Network Television Programs on Station’s Primary Channel, and only that channel, against all other television broadcast stations licensed in the community to which Station is licensed by the FCC, during the relevant time period established by ABC for their broadcast in the Station’s time zone, for over-the-air reception only by the general public in places to which no admission is charged (“First Call Rights”). Each such offer shall set forth the terms of acceptance. The First Call Rights granted to your Station hereunder with respect to the Network Television Programs shall relate to the free, over-the-air broadcast only, and shall not extend to, or in any way

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restrict, any other exploitation by ABC of such Network Television Programs at any time, in any other media anywhere, including Station’s community of license; and ABC shall have the right to authorize any television broadcasting station, regardless of the community to which it is licensed by the FCC, to broadcast any Network presentation of a subject we deem to be of immediate national significance including, but not limited to, a Presidential address.

1.	First Call Offer.

a.	Regularly Scheduled Programs. You agree that, within fifteen (15) days following its receipt of our offer via the Affiliate Communication Systems (“ACS”) (or any replacement system) of a First Call Offer to a regularly scheduled Network Television Program, Station will, subject to its clearance obligations as provided in Section I.C.1 below, advise us of any rejection of the Program by sending any two (2) of an email, letter, or facsimile to Station’s affiliate relations representative, whose contact information has already been provided. Without such writings, such offer will be deemed accepted. Acceptance by Station of our First Call Offer shall constitute Station’s commitment to broadcast the subject Network Television Program(s) in accordance with the terms of this Agreement and the terms of our offer to Station. Broadcast of the Program during the Network designated time period for Station’s time zone is referred to herein as “in pattern”. Acceptance of a Program, and its complete in pattern broadcast or broadcast otherwise in accordance with the terms of this Agreement and the First Call Offer, is referred to herein as “to clear” or “clearance” of a Program.

b.	Other Programs. With respect to any Network Program not regularly scheduled or not part of Station’s clearance obligations as provided in Section I.C.1 below, Station will advise us of its acceptance or rejection of our First Call Offer within seventy-two (72) hours (exclusive of Saturdays, Sundays and holidays) after such offer has been received at Station. However, if the first broadcast referred to in our offer is scheduled to occur within less than fifteen (15) days after the date of our offer with respect to regularly scheduled Network Programs or less than seventy-two (72) hours after our offer has been received at Station with respect to Network Programs not regularly scheduled, notification of acceptance or rejection of such offer shall be made as promptly as possible, but in no event after the first broadcast time specified in such offer. A failure to advise us of acceptance or rejection of a Program within the applicable time period will be deemed to be an acceptance of the offered Program.

c.

Program Related Material. This obligation to clear Programs includes, subject to Section H and Section V.C below, the unaltered carriage and pass through of all content, contained in the Network feed, designed to attract and maintain viewership that is associated with Network Programs, commercials and promotional advertisements contained in the Network feed for broadcast by you during Network time periods, including all enhanced or interactive Program content and advertisements (including associated uniform (or universal) resource locators, internet addresses and triggering devices) as well as: (i) closed captioning information, (ii) Program identification codes, (iii) broadcast flags and watermarks, (iv) rating information and data, (v) secondary audio Programming

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feeds, and (vi) any such other material as ABC deems necessary to the delivery or distribution of the Network Programs (all of the preceding sentence collectively referred to herein as “Program Related Material”).

d.	First Run. The substantial majority of the Network’s Programming offered to Station (as calculated on an annual basis based on each television season) will not have been previously telecast on another domestic television network or domestic cable or satellite channel. However, this restriction will not apply to theatrical movies, re-runs of Network Programs previously offered to Station or children’s oriented Programming (if such Programming is offered to Station) and will not apply during a force majeure event (as defined in Section V.E, below).

2.	Network Program Offerings. The Station will receive First Call Offers with respect to:

a.	Network Sponsored Programs. “Network Sponsored Programs,” as used in this Agreement, shall mean those Network Television Programs which contain one or more commercial announcements paid for by or on behalf of one or more ABC Network advertisers. Subject to the clearance obligations and exceptions to those obligations in Section I.C.1, below, Station agrees to broadcast Network Sponsored Programs in their entirety, including but not limited to the Network commercial announcements ordered for your Station, Program Related Material, Network identifications, Program promotional material or credit announcements contained in such Programs which Station accepts, without interruption, modification, technical degradation, deletion or addition of any kind (except as permitted by law). It is also understood that no commercial announcement, promotional announcement or public service announcement will be broadcast by Station during any interval within a Network Program designated by ABC as being for the sole purpose of making a Station identification announcement. Notwithstanding the foregoing, Station may substitute other Network promotional announcements designated by ABC in lieu of promotional material which is inaccurate as it pertains to Station.

b.	Network Sustaining, Cooperative and Spot Carrier Programs.

i) We will from time to time offer the Station live or recorded Network Television Programs identified as sustaining Programs, cooperative Programs or spot carrier Programs. You agree to broadcast such Programs, subject to the clearance obligations and exceptions in Section I.C.1, which you accept in their entirety, including all Program Related Material, without interruption, modification, technical degradation, deletion or addition of any kind (except as permitted by law).

ii) The Network sustaining Programs which we may offer to the Station may not, without our prior written consent, be sold by the Station for commercial sponsorship or interrupted for commercial announcements or used for any purpose other than sustaining broadcasting.

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iii) The Station may carry the cooperative or spot carrier Programs on the same basis as regular sustaining Programs or you may offer them for commercial sponsorship on terms and conditions specified by us at the time such Programs are offered to you.

C. Program Clearance.

1.	Clearance Obligations. With respect to the existing Network television service, and subject only to the clearance exceptions expressly set forth in this Section I.C.1 including preemptions based upon the FCC’s “Right to Reject Rule” (as defined in Section V.C below), failure to broadcast ABC programs due to Force Majeure events (defined in Section V.E, below) and preemptions necessitated by the broadcast of those programs listed on Schedule B, Station shall clear in-pattern all ABC Programs including Program Related Material in all time periods currently scheduled by the Network during the 2011/2012 television season for so long as ABC continues to program those time periods. The parties agree to negotiate in good faith for the clearance of any Programs that may be offered generally to ABC affiliates in time periods that are not currently programmed by Network. Moreover, Station will not be required to clear a Program in pattern if after notice from the Station and a reasonable opportunity to cure, (a) ABC fails to deliver contractually mandated First Call Right and First Run protections for such Program, (b) such Program does not comply with the bandwidth or other technical requirements set forth in Section I.H. hereof, or (c) such Program is not sufficient for Station to comply with the then-current FCC (i) video description requirements applying to that Program if broadcast in pattern, or (ii) closed captioning requirements applying to that Program if broadcast in pattern. Station will immediately return to in-pattern clearance once ABC restores or delivers said rights. The clearance exceptions provided for in this Section I.C.1 are “Authorized Preemptions.”

2.	Preemptions. Station may preempt Network Programs pursuant to the Authorized Preemptions. No other preemptions are authorized. A preemption of less than thirty (30) minutes will be considered as a preemption of the entire half hour. Notice of preemptions pursuant to the Right to Reject Rule shall be made in compliance with Section D.1, below. The acceptance by Network of any offer by Station to broadcast the preempted Program at another date or time (“Makegoods”) shall be at Network’s sole discretion.

a.	Preemption Reimbursement. For any preemption of a Network Program supplied pursuant to this Agreement other than Authorized Preemptions, Station will promptly reimburse Network, within thirty (30) days of invoice, an amount equal to the product of: (i) the number of half hour preemptions; (ii) the Station’s Hourly Network Reimbursement Rate (as set forth below); and (iii) the appropriate Reimbursement Matrix percentage set forth below.

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Preemption Reimbursement Matrix

Prime	100%
Daytime (including weekends)	15%
GMA	25%
Other News Programming	15%
WNT	45%
Latenight (non-news)	10%
Weekend Sports	30%

Hourly Network Reimbursement Rate:

Lynchburg	***

b.	Reimbursement Adjustments. Commencing with calendar year 2014 and continuing throughout the remainder of the Term, the Hourly Network Reimbursement Rates shall be adjusted on an annual basis by an amount equal to the product of the immediately preceding year’s Hourly Network Reimbursement Rate multiplied by the percentage change in total Network sales revenue (as published by SNL Kagan or another mutually agreed industry source).

c.	Makegood Adjustments. Subject to the Right to Reject Rule, Station shall make a good faith offer to broadcast a Makegood of the preempted Program. If the proposed Makegood is approved by ABC, the preemption reimbursement payment to ABC will be reduced by the value of the Makegood as determined by ABC.

D. Failure to Clear Programs.

1.	Notice. With respect to Programs already accepted pursuant to the First Call Offer in Section I.B.1, Station shall give us prompt notice of any refusal to broadcast the Program(s), rejection of the Program(s) or substitution of different
Program(s) no later than fourteen (14) days prior to the air date of such Programming, except where the nature of the substitute Program or other cause for preemption under the Right to Reject Rule makes such notice impracticable (e.g., coverage of breaking news or other unscheduled events), in which case Station agrees to give us as much notice as is reasonable under the circumstances. Such notice shall include a statement of the reason(s) Station believes that a rejected or refused Network Program is unsatisfactory, unsuitable or contrary to the public interest, and/or the reason why a substituted program is of greater local or national importance.

2.

First Call Termination - Unauthorized Preemptions. In addition to all other remedies, we shall have the right, upon fourteen (14) days’ notice, to terminate Station’s First Call Rights on any individual Program or series of Network

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Programs already accepted hereunder and withdraw all future episodes of that Program or series of Programs if one or more individual Program episode is pre-empted partially or in its entirety by you for any reason, unless: (a) it is an Authorized Preemption or (b) the preemption of an individual program occurs no more than once a television season and for which a Makegood and Preemption Reimbursement are offered by the Station and accepted by ABC.

3.	First Call Termination - Multiple Preemptions. Subject to the Right to Reject Rule, we shall also have the right, upon fourteen (14) days’ notice, to terminate Station’s First Call Rights concerning any Program or series of Network Programs already accepted hereunder and to withdraw all remaining episodes of that series for the rest of the then-current broadcast television season if Station fails to clear in pattern three (3) or more individual Program episodes or if the Program is otherwise pre-empted partially or in its entirety by Station three (3) or more times during any consecutive thirteen (13) week period.

4.	First Call - Future Rights. Subject to the Right to Reject Rule, we reserve the right not to offer Station First Call Rights for the current and subsequent broadcast seasons on any Network Program or series of Network Programs as to which we have terminated Station’s First Call Rights. Network may also refuse to offer Station First Call Rights for the current and subsequent seasons of a Network Program or series of Network Programs if Station has refused or failed to accept or to clear that Program or series of Programs.

5.	Agreement Termination. A failure to accept a Program or series of Programs pursuant to the clearance obligations set forth in Section I.C.1, above, or failing to broadcast said Program or series in accordance with the Agreement after acceptance, shall constitute a failure to clear the Program. In addition to the measures outlined in Sections D.1-4, above, if Station fails at any time to comply with the Program clearance requirement set forth in Section I.C.1, above (subject to Authorized Preemptions), and we give you written notice of such failure, Station shall have fourteen (14) days following receipt of such notice, as required by Section V.N, below, for the first such failure to return to complying fully with the clearance requirements and to broadcast, if requested by Network, an acceptable Makegood of the affected Program. The cure period will be reduced to seven (7) days for any notices for the next and any subsequent failures to clear. Only one (1) such notice will be given for any specific failure to clear. If by the end of such period, Station fails to return to complying fully with such obligations, we shall have the right, in our sole discretion, to terminate this Agreement upon ninety (90) days written notice.

E. Local News and NewsOne.

1.

Subject to the Station’s rights under FCC Rules and the Communications Act, Station agrees to broadcast locally produced news Programs of at least one-half (1/2) hour each: (a) leading into ABC’s morning news Program (excluding weekends), (b) adjacent to ABC’s evening news Program, and (c) leading into ABC’s late night Programming. A failure to satisfy this requirement may, at ABC’s

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option, result in a reduction in local inventory or termination of this Agreement after reasonable notice and an opportunity to cure as provided in Section V.P below.

2.	Station will fully participate in ABC NewsOne (or any successor affiliate newsgathering service) pursuant to the current NewsOne agreement between the parties. The parties hereby agree to a weekly NewsOne fee of $*** per week subject to annual increases of up to *** percent (***%) or the percentage change in CPI, whichever is higher. If at any time during the term of the Affiliation Agreement ABC and the ABC Affiliates Association reach agreement on the terms and conditions of a replacement NewsOne Agreement (which may or may not include fees for the basic service), Station may elect to opt into the replacement ABC Affiliates Association-approved Agreement. Any special or premium NewsOne services ordered by the Station will remain payable and will be billed separately.

F. Promotion and Branding.

1.	Baseline Promotion Plan. Station will continue to participate in the Baseline Promotion Plan (“BPP”). Station will provide eleven (11) local commercial spots per day (positions and lengths illustrated below) for promotion of Network Programming. Network shall designate the use of such spots. An illustrative initial designation of Network priorities is included below.

ABC Baseline Promotion Weekday Schedule:

Monday-Friday (ET)

5am-7am:	2x (:15) supporting GMA
1x (:15) supporting Prime

9am-4pm:	1x (:15) supporting Daytime/Prime
2x (:15) or 1x (:30) supporting Prime

4pm-7pm:	1x (:15) supporting News
2x (:15) or 1x (:30) supporting Prime

Access:	1x (:30) supporting Prime

11pm:	1x (:15) supporting Late night

Saturday/Sunday (ET)

9am-7pm:	3x (:15) or 1x (:30) and 1x (:15) supporting Prime
(9am-6pm – Sun)	1x (:15) supporting News

Access:	1x (:30) supporting Prime

2.

Network Availabilities. In return for complete participation in the BPP, Station will have access to four (4) additional thirty-second (:30) Primetime spots per week, as well as the Network’s authorization to convert seven (7) current thirty-

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second (:30) local news brief opportunities in Primetime to local sale (“BPP Incentive Inventory”).

3.	Baseline BPP Reimbursement. In event Station fails more than two (2) times per calendar year to comply with the BPP as provided for in Section I.F.1, above, and in each of those instances also fails to offer an acceptable Makegood to ABC of each missed BPP spot, as outlined above, then: (a) Station shall reimburse to ABC the value of all unaired BPP spots calculated using market rates provided by Spot Quotation and Data Inc. (“SQAD”); (b) Station shall return the value of any Primetime spots from the Network Availabilities (referenced above) that Station may have sold during the violation period with such value being calculated using market rates provided by SQAD; and (c) until Station is in full-compliance and has returned value to Network as described above, Station shall not have the right to BPP Incentive Inventory. Value will be returned to the Network in the form of cash receipts. In the event SQAD data is not available, the value of unaired BPP spots will be calculated using a mutually agreed upon industry source.

4.	Branding. Subject to the FCC’s Right to Reject Rule, Station agrees to prominently co-brand with ABC in order to closely link Station with the Network’s identity, consistent with the Network’s creative guidelines and specifications. Co-branding encompasses, but is not limited to the inclusion of the ABC corporate logo in the Station’s local identification, and encompasses all on-air (e.g., during all dayparts, graphics, voice over, etc.) and off-air (e.g., signage, print, cable, radio, outdoor, website and other digital media, etc.) promotion. This limited license to use ABC’s trademarks and trade names is subject to the conditions and limitations set forth herein. Usage of the ABC corporate logo and Station’s logo must be consistent with Network creative guidelines and specifications and must be approved in advance by ABC Affiliate Marketing. Station will add the ABC logo element to Station’s local identification in a phased manner that will be accomplished when the Station makes its next update to its on-air graphic package and its website. Off-air materials will be updated when the Station re-supplies its print, signage or other similar materials.

G. Program Delivery. By means satisfactory to us, we will arrange, at our own expense, for Programs to be made available to Station via satellite or other delivery platform or method. We may require that Station purchase the Network approved reception devices, hardware and software, necessary to receive ABC Network Programs for broadcast under this Agreement in accordance with Network’s then-current Network-signal reception equipment standards, which standards will be reasonable and consistent with those applicable to Network affiliates generally within each applicable time zone.

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H. Digital Program Transmission.

1.	Broadcast Standards. Subject to Station’s clearance obligations and the Right to Reject Rule, Station agrees to transmit on its Primary Channel the Primary Digital Feed of all Network Programs, including HDTV Programs and Program Related Material, in a technical format consistent with ATSC standards, without alteration, insertion or modification of content, degradation or down conversion of any type (“Broadcast Standards”).

2.	Residual Digital Spectrum. Station agrees not to make any use of its digital spectrum that would interfere with its obligations under the Agreement. For any digital broadcast spectrum that is not needed for full compliance with its obligations under the Agreement, or for programming of non-network time periods on the Station’s primary digital channel (i.e. “Residual Digital Spectrum”), Station agrees to the extent doing so would not violate its obligation to protect confidentiality to provide Network with reasonable time but no less than thirty (30) days prior to entering into any agreement with a third party for use of the Residual Digital Spectrum, and to discuss in good faith with ABC alternative uses for the Residual Digital Spectrum that may be offered by the Network including but not limited to, the Station’s carriage of Network multiplexed programming or ancillary data that is not program-related material; provided, however, nothing herein shall require such notice or discussion in the event Station renews existing agreements for use of the Residual Digital Spectrum. This is not intended to create an option-time right under Section 73.658(d) of the FCC’s rules, right of first refusal or right of first or last negotiation.

I. Commercial Inventory. Provided Station is not in breach of this Agreement, Station will have a Guaranteed Local Inventory Level (as defined in the next sentence). Subject to adjustment as described below, the Guaranteed Local Inventory Level for local sales during Primetime shall be defined as an average of fifty (50) minutes and fifteen (15) seconds (50:15) per week of Inventory to be offered for the Term at substantially the same times and durations as in the 2011/2012 television season. The Station’s Guaranteed Local Inventory Level in other dayparts will be offered at substantially the same times and duration, and in substantially the same amount, as was offered to affiliates generally during the 2011/2012 television season. The inventory levels are based on: (a) full in-pattern clearance of the Network schedule; (b) the amount of Network Primetime and other daypart Programming scheduled as of the date of this Agreement; and (c) the live clearance of Nightline and JKL. The number of units comprising the Guaranteed Local Inventory Level shall be subject to adjustment for: (aa) the number of local units in Network Programming that is not cleared by the Station; (bb) the number of local units that are lost as a result of sustaining Programming, or special event Programming, run by the Network in lieu of Network Programming that would otherwise bear a more traditional commercial load; (cc) the number of local units lost as result of a reduction in the amount of Network Programming that formed the basis for the inventory calculation above; and (dd) failure to clear or the cancellation of Nightline (decrease of four thirty-second primetime incentive units per week) or JKL. In the event that ABC does not offer the Station its Guaranteed Local Inventory Level and the Station is not in breach of this Agreement, ABC shall make the Station whole for the then economic value to the Station of any shortfall by, at ABC’s

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option: (x) providing other local commercial availabilities of such value; or (y) adjusting the Station’s license fee by that amount; or (z) a combination of (x) and (y) that would make Station whole.

II.	TERM

This Agreement shall be effective from January 1, 2013 (the “Effective Date”) and continue through and including December 31, 2017 (the “Term”).

III.	NETWORK NON-DUPLICATION PROTECTION/CABLE RETRANSMISSION

A. Non-Duplication. Station shall be entitled to assert Network non-duplication protection against duplication of other television Stations’ digital broadcast of Network Programs, to the extent provided by Sections 76.92 through 76.95 and Sections 76.120 through 76.122 of the FCC rules and as follows:

1.	The geographic zone of Network non-duplication protection shall be the Designated Market Area (“DMA”) (as defined by Nielsen) in which Station is located, or any lesser zone pursuant to any geographic restrictions contained in the Section 73.658(m) FCC rules and regulations, now or as subsequently modified.

2.	Network non-duplication protection shall extend only to all Network Programs that Station clears in pattern in accordance with this Agreement. Protection shall not extend to individually pre-empted Programs of an otherwise cleared series or Programs that Station fails to clear.

3.	Network non-duplication protection for Network Programs that Station clears in accordance with this Agreement shall be effective only during the live time period designated by Network for broadcast of the Program in Station’s local time zone.

4.	You are under no obligation to exercise in whole or in part the Network non-duplication rights granted under this Agreement.

B. License Fees and Retransmission Consent. Station shall pay to ABC certain license fees for and is authorized to grant consent for retransmission of the Network Television Programs as broadcast on the Station’s Primary Channel 13.1, pursuant to the terms and conditions set forth on Schedule A, attached hereto and incorporated as though fully set forth herein. Schedule A also sets forth certain terms and conditions regarding Station’s consent to the retransmission by Multichannel Video Program Distributors (“MVPDs”) of Station’s signal, including the Network Programming.

IV.	CUT-IN ANNOUNCEMENTS

A. Cut-In Announcements. “Cut-in announcements,” as used herein, shall mean the substitution of a special commercial or promotional announcement in place of a regularly scheduled Network commercial.

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1.	Upon at least twenty-four (24) hours’ notice, you shall, at our request, utilize such personnel and equipment as may be necessary to: (a) broadcast cut-in announcements from Station alone, or (b) originate from Station cut-in announcements to one or more other stations, without regard to whether or not Station is requested to broadcast said cut-in announcement(s). Notwithstanding anything herein to the contrary, you may refuse to broadcast any such cut-in announcement in the community to which Station is licensed by the FCC if, in your opinion, it does not serve in the public interest, convenience or necessity, but you shall nevertheless utilize such personnel and equipment as may be necessary to originate such cut-in announcement(s) from Station to one or more other Network-affiliated stations.

2.	Cut-in announcements shall be broadcast only when authorized by us and then only in accordance with the instructions furnished to you. You will be supplied, as promptly as possible, with the material and instructions for these announcements.

3.	For each Program during which such cut-in announcements are included, if we have requested your assistance your Station will receive Three Hundred Dollars ($300) hereto, unless the cut-in involves the substitution of Station’s local commercial, in which case no compensation or reimbursement will be paid to the Station.

B. Local Tag Services. A “Local Tag Announcement,” as used herein, shall mean a visual commercial announcement, made by you on behalf of a local dealer of a Network advertiser, which announcement shall not exceed ten (10) seconds within a one-minute Network commercial announcement or five (5) seconds within a thirty (30)-second Network commercial announcement. You shall project each Local Tag Announcement by means of not more than two (2) slides.

1.	Upon at least twenty-four (24) hours’ notice, you shall, at our request, utilize personnel and equipment as may be necessary to broadcast Local Tag Announcements.

2.	Local Tag Announcements shall be broadcast in accordance with our instructions. The Network advertiser shall supply to you or purchase from you, as promptly as possible, the slide(s) for each Local Tag Announcement. Local Tag Announcements shall not be accompanied by oral announcements unless: (a) directly requested of you by the Network advertiser; and (b) the Network advertiser has assumed sole responsibility for payment of such oral announcements.

3.	For each Program during which Local Tag Announcements are included, station will receive ***Dollars ($***) hereto.

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V.	GENERAL

A. Program Substitution. We may at any time, upon notice to Station, substitute for any scheduled Network Program another Network Program, except that if such other Network Program in our judgment involves a special event of public interest or importance, no such notice is required.

B. Program Cancellation. Nothing contained in this Agreement shall prevent or hinder us, nor shall it be construed to prevent or hinder us, at any time upon notice to Station as soon as practicable, from canceling one or more Network Programs, whether sponsored or sustaining, or from cancelling any particular block of Network Programming.

C. Right to Reject. With respect to Network Programs offered or already accepted pursuant to this Agreement, nothing herein contained shall be construed to prevent or hinder Station from exercising its rights under Section 73.658(e) of the FCC rules (the “Right to Reject Rule”) to:

1.	Reject or refuse Network Programs which Station reasonably believe to be unsatisfactory, unsuitable or contrary to the public interest; or

2.	Substitute a program, which in Station’s opinion, is of greater local or national importance.

D. Carriage Reports. Station will submit to us in writing, upon forms provided by us for that purpose, such reports covering Network Programs broadcast by Station as ABC may reasonably request from time to time. To verify your carriage of Network commercial announcements, identifications and Program promotional material as well as verifying Station’s compliance with Network’s Program bookings and formats, we may require delivery by Station, within five (5) days following our request, copies of your official Station logs, air checks or broadcast tapes, and we may install at Station, monitoring equipment and attendant software that monitors your Station’s broadcast signal.

E. Force Majeure. Neither Station nor we shall incur any liability hereunder because of our failure to deliver, or Station’s failure to broadcast, any or all Network Programs, including Program Related Material, due to:

1.	Failure or breakdown of satellite or of other facilities;

2.	Labor disputes; or

3.	Causes beyond the control of the party so failing to deliver or broadcast.

F. Transmitter Modifications and Changes in Operations. Station agrees to notify us of any application made to the FCC to modify Station’s transmitter location, power, antenna height, frequency or hours of operation within ten (10) days following the filing of such application. In the event that the transmitter location, power, antenna height, technical quality of transmissions, frequency or hours of operation of Station or any other material aspect of the

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Station’s operations are changed at any time (regardless of whether FCC approval for such change is required or obtained) so that Station is of less value to us as a Network outlet than it is as of the effective date of this Agreement including, but not limited to, as a result of additional overlap of Station’s broadcast signal with that of another ABC affiliate, we will have the right to terminate this Agreement at any time after such change upon thirty (30) days’ advance written notice to Station.

G. Time Brokerage/LMAs. Except upon our prior written consent upon no less than thirty (30) days advance written notice from Station, which consent may not be unreasonably withheld, you agree that Station will not enter into any local marketing, shared services, time brokerage or other similar agreement whereby another party or entity programs the Station, manages it or otherwise materially impacts the operation of the Station. If you or Station enters into such an agreement without our written consent, we shall have the right to terminate this Agreement upon sixty (60) days’ advance written notice.

H. Assignment.

1.	This Affiliation Agreement with ABC cannot be assigned or transferred without timely written notice to ABC as provided below and (except for pro-forma assignments or transfers of control that require “short form” FCC approval on FCC Form 316) without the consent of ABC, which consent may be withheld only in the following three circumstances: (a) if the assignee or transferee controls or is controlled by or is under common control with an entity that distributes ten (10) or more hours of Primetime television Programming per week to at least twenty-five (25) affiliated television licensees in ten (10) or more states; (b) if the assignee or transferee is not reasonably qualified to own and operate the Station; or (c) on the basis of reasonable business concerns that arise from prior commercial dealings of ABC with the assignee or transferee; provided, however, ABC shall not unreasonably withhold its consent to an assignment or transfer in the case of (b) or (c). You shall provide written notice by mail or facsimile to ABC within thirty (30) days following the earlier of the execution of a binding agreement to assign or transfer control of the Station’s broadcast license, or the filing of an application to the FCC to approve a transfer of control, which notice shall include the name of the proposed assignee or transferee. ABC shall have the unilateral right to terminate the Affiliation Agreement if you fail to provide notice of an assignment, transfer or application as provided in this Section.

2.

Unless we exercise our right to withhold our consent to an assignment or transfer of your Affiliation Agreement as provided above, and notify you in writing thereof within thirty (30) days of the date on which you give us written notice of the proposed assignment or transfer, the Affiliation Agreement may be assigned as provided for in your written notice to us and shall be binding on any assignee or transferee of your Station’s license, and you agree that you shall not consummate such assignment or transfer of control of your Station’s license until you have procured and delivered to us, in form as may reasonably be requested by us, the acknowledgement of the proposed assignee or transferee that, upon consummation of the assignment or transfer of control of your Station’s license, the assignee or transferee will assume and perform the Affiliation Agreement in

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its entirety without any limitation of any kind. Upon receipt of said acknowledgement, you shall be released from any liability or obligation that thereafter accrues under the Affiliation Agreement.

3.	ABC may assign this Agreement and all rights herein to any party acquiring all or any portion of our network television business or to any entity controlling us, controlled by us, or under common control with us.

I. Limited Transmission Rights. Your and Station’s rights to broadcast ABC’s Network Television Programs and to limited use of ABC’s trademarks and trade names under the terms and conditions of this Agreement are limited to the First Call Rights to broadcast Network Television Programs over-the-air using broadcast spectrum assigned to the Station by the FCC pursuant to the terms hereof. Except with our prior written consent and except upon such terms and conditions as we may impose, you agree not to authorize, cause, permit or enable the use of any Program which we supply to you hereunder for any purpose other than broadcasting by Station pursuant to the terms hereof, in the community in which Station is licensed by the FCC, for over-the-air reception by the general public in places to which no admission is charged. You agree when you are authorized to record a Program for subsequent broadcast that the recording will be broadcast not more than once in its entirety and, unless otherwise required by law, will be erased or deleted from your system within six (6) hours following use. All rights not specifically granted to you by this Agreement shall be retained and fully exploitable by Network to the maximum extent permitted by law, including, but not limited to, the right to distribute the Network Television Programs via video-on-demand, pay-per-view, or other non-broadcast distribution services in which any portion of a Program is provided to viewers; wireless or broadband distribution to mobile or portable devices; interactive or internet distribution platforms or any other non-television protocol or platform. Following Station’s reasonable request, Network shall discuss with Station potentially granting Station the right to make available to authenticated MVPD subscribers Network Programming as a part of the linear distribution of Station’s Signal over internet protocol within Station’s DMA and the terms and conditions therefore. For clarity, neither party shall be obligated to agree on the terms and conditions of such grant, if any, and any decision to grant any such rights shall be in Network’s sole discretion.

J. Rebroadcast/Recording Restrictions. Except with our prior written consent (or as provided in the Retransmission Consent Authorization section in Schedule A, below) and upon such terms and conditions as we may impose, which consent may be withheld at ABC’s sole discretion for any reason, you and Station agree not to authorize, cause, permit or enable: (1) any recording, duplication, rebroadcast or other transmission on film, tape or otherwise to be made or broadcast of a Program which has been, or is being, broadcast on the Network; (2) a rebroadcast, a retransmission, or other transmission to be made of the broadcast transmission of Station during any hours when Station is broadcasting a Program provided by Network; or (3) any other use of a Program for any purpose other than broadcasting by the Station pursuant to the terms and conditions hereof.

K. Promotion Restrictions. With respect to any and all promotional material issued by Station or under your direction or control, you agree to abide by any and all restrictions of which we advise you pertaining to the promotion of a Network Program(s) scheduled to be broadcast by Station in its community, including, without limitation, on-the-air

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promotion, billboards, and newspaper or other printed advertisements, announcements or promotions.

L. License Maintenance. You agree to maintain for Station such licenses, including performing rights licenses as now are or hereafter may be in general use by television broadcasting stations and necessary for you to broadcast the Television Programs which we furnish to you hereunder. Network will continue to clear all music used in our Network Programs, thereby licensing the broadcasting of such music in such Programs over Station. You will be responsible for all music license requirements for any commercial or other material inserted by you within or adjacent to our Network Programs in accordance with this Agreement.

M. Entire Agreement; Inducements; Waiver. No inducements, representations or warranties except as specifically set forth herein have been made by any of the parties to this Agreement. This Agreement replaces any prior drafts and this Agreement supersedes any negotiations or discussions regarding the affiliation of Station with ABC. This Agreement constitutes the entire agreement and understanding between the parties hereto and no provision thereof shall be changed or modified, nor shall this Agreement be discharged in whole or in part, except by an agreement in writing, signed by the party against whom the change, modification or discharge is claimed or sought to be enforced; nor shall any waiver of any of the conditions or provisions of this Agreement be effective and binding unless such waiver shall be in writing and signed by the party against whom the waiver is asserted, and no waiver of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or of any other provision.

N. Notices. All notices, demands, requests or other communications which may be or are required to be given or made by ABC or you pursuant to this Agreement (except for our Program offers and your notices of acceptance or rejection, if required, of such offers and any other Program information or Program administration communications) shall be delivered (postage or fee prepaid) by first-class mail, express mail, express delivery service or by facsimile transmission addressed as follows:

1.	If to you:

Frederick J. Ryan, Jr.

President, Chief Operating Officer & Vice Chairman

Allbritton Communications Company

1000 Wilson Boulevard, Suite 2700

Arlington, VA 22209

Phone: (703) 647-8712            Fax: (703) 647-8722

with a copy (which shall not constitute notice) to:

Jerald Fritz, Esq.

Senior Vice President, Legal and Strategic Affairs

Allbritton Communications Company

1000 Wilson Boulevard, Suite 2700

Arlington, VA 22209

WSET-TV/DT Lynchburg, VA

Phone: 703-647-8747               Fax: 703-647-8740

2.	If to ABC:

John Rouse

Senior Vice President

Affiliate Relations

ABC Television Network

500 South Buena Vista St.

Burbank, CA 91521-4408

Phone: 818-460-7550              Fax: 818-460-5132

with a copy (which shall not constitute notice) to:

Glen Smith, Esq.

Vice President

ABC, Inc.

Law & Regulation Department

500 South Buena Vista Street

Burbank, CA 91521-4487

Phone: 818-460-6304              Fax: 818-843-1655

or to such other person, address or facsimile number as you or ABC may designate by written notice. Any notice under this Agreement shall be deemed duly received: (i) on the first business day following the date such notice was deposited with express mail or an express delivery service; (ii) on the third business day following the date of mailing whether or not accepted by the addressee; or (iii) at the time of facsimile transmission with a confirmation of receipt, as the case may be.

O. Choice of Law. Except for such matters as may be governed by the Communications Act of 1934, as amended, and FCC regulations and rulings, this Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of action), shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict-of-laws thereof. For the purposes of any suit, action or proceeding involving this Agreement or its performance, and unless such matter is subject to the primary jurisdiction of the FCC, each party hereby submits to the jurisdiction of all Federal and State courts sitting in the County of New York and agree that such courts shall have exclusive jurisdiction over any suit, action or proceeding involving this Agreement or its performance.

P. Right to Terminate; Termination Effect. If you fail to make timely payments, attempt to assign your rights under this Agreement in violation of Section V.H, or otherwise violate the terms of this Agreement and/or any amendments, we will give you thirty (30) days of written notice and opportunity to cure the default. If the default is not cured within that period, we have the right to terminate this Agreement on ten (10) days notice. This notice and cure period

WSET-TV/DT Lynchburg, VA

will apply unless a different notice or cure period is applicable under a specific provision of this Agreement. Upon termination of this Agreement, the consent theretofore granted to broadcast our Network Programs or use ABC logos, trademarks or trade names shall be deemed immediately withdrawn and you shall have no further rights of any nature whatsoever in such Programs, logos, trademarks or trade names.

Q. Indemnification.

1.	You and Station agree to indemnify and hold Network and its parent corporation, subsidiaries, and affiliates (excluding non-owned broadcast affiliates) and their respective officers, directors, agents and employees, successors and assigns harmless from and against any and all third-party claims made against us and all damages, liabilities, costs and expenses incurred as a result of such claims, including reasonable attorneys’ fees, arising out of (a) the broadcast by Network of any material supplied by you to Network in accordance with this Agreement, (b) Station’s broadcast of any material not provided by Network to you in accordance with this Agreement, and/or (c) any actual or alleged breach by you or Station of any of your or Station’s representations, warranties, agreements, covenants or obligations herein.

2.	We agree to indemnify and hold you harmless from and against any and all third-party claims made against you and all damages, liabilities, costs and expenses incurred as a result of such claims, including reasonable attorney’s fees, arising out of (a) the broadcast by you of any material provided by Network to you in accordance with this Agreement, and/or (b) any actual or alleged breach by us of any of our representations, warranties, agreements, covenants or obligations herein.

3.	It is understood that the foregoing indemnities shall apply only with respect to materials that are broadcast without change from the form and content in which such materials were originally provided and in strict conformance to any instructions or limitations given by the party providing the material. A party seeking indemnification (“Indemnitee”) shall give the indemnifying party (“Indemnitor”) prompt written notice of any claim or litigation to which its indemnity applies. The Indemnitor shall promptly assume the defense of any claim or litigation to which its indemnity applies, and the Indemnitee shall cooperate fully with the Indemnitor in such defense, as necessary, provided, however, that the Indemnitee shall not be precluded from retaining separate counsel, at its own expense, to participate in the defense of any such claim or litigation. Without limiting the foregoing, if the Indemnitor fails or refuses to assume the defense of any claim, action, or cause of action to which its indemnity applies (whether or not a suit has been formally brought), it shall be responsible for payment of any settlement of any such claim, action or cause of action reached by the Indemnitee, as well as the costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnitee in defending such claim, action or cause of action and/or in reaching such settlement. The provisions of this paragraph V.Q shall survive the expiration or earlier termination of this Agreement.

WSET-TV/DT Lynchburg, VA

R. Mutual Representation, Warranties and Covenants. Each of the parties represents, warrants and covenants to the other that: (1) it has the right, and will continue to have the right during the Term, to enter into and fully perform this Agreement; (2) it has not and will not during the Term enter into an agreement or arrangement which limits or restricts the full performance of its obligations hereunder and (3) it is and will remain in material compliance with all applicable federal, state and local laws, rules and regulations (including but not limited to the Communications Act of 1934, as amended) and the rules and regulations of the Federal Communications Commission that relate to that party’s performance and obligations under this Agreement.

S. No Joint Venture. Nothing in this Agreement shall create any partnership, association, joint venture, fiduciary or agency relationship between Network and you or Station.

T. Headings. The headings herein are for convenience purposes only and shall not create or modify the meanings of any term or provision of this Agreement.

If, after examination, you find that the arrangement herein proposed is satisfactory to you, please indicate your acceptance by signing the copy of this Agreement enclosed for that purpose and returning such executed copy to us.

Very sincerely yours,

AMERICAN BROADCASTING COMPANIES, INC.

By: /s/ John L. Rouse

Accepted this 14th day of September, 2012

Licensee: WSET-TV/WSET, Incorporated

By:	/s/ Frederick J. Ryan, Jr.

Name:	Frederick J. Ryan, Jr.

Title:	President

WSET-TV/DT Lynchburg, VA

SCHEDULE A

I. LICENSE FEES. In return for the license of Network Programming to Station and the other rights granted to Station by ABC, Station shall pay a license fee with two components.

A. Annual Fees. The first component is a fixed Annual Fee according to the License Fee Schedule below (the “Annual Fee”). The Annual Fee is payable in monthly installments on the first business day of each month throughout the Term and is equal to one-twelfth of the amount set forth in the Schedule below for the year of the Term in which such month occurs.

LICENSE FEE SCHEDULE

Effective Dates	Annual Fee

Year 1 1/1/13 – 12/31/13	$	***

Year 2 1/1/14 – 12/31/14	$	***

Year 3 1/1/15 – 12/31/15	$	***

Year 4 1/1/16 – 12/31/16	$	***

Year 5 1/1/17 – 12/31/17	$	***

B. Retrans Value. The second component is payable by Station annually, and shall equal the excess, if any, by which the amount of the Retrans Value (as defined below) attributable to Station with respect to each calendar year throughout the Term exceeds the Annual Fee paid by Station to ABC during such calendar year. Station will pay such excess, if any, to ABC within thirty (30) days of the end of each such calendar year, and such payment shall be accompanied by a written, signed certification by your chief financial officer in a form acceptable to ABC setting forth the documentation and calculation of such Retrans Value.

1. Calculation.

a.	“Retrans Value” as to a given MVPD is defined as *** percent (***%)*** of both: (i) subscriber fees and (ii) any other measurable form of consideration, other than subscriber fees, attributable to Station from the MVPD (defined for purposes of this Schedule as including any entities related to, controlled by or under the common control with the MVPD) in exchange for the grant of retransmission consent of its Primary Channel 13.1 to the extent it includes the Network Television Programs.

b.

For clarity, Retrans Value includes, but is not limited to consideration paid or provided for: 1) guaranteed advertising buys (net of commissions) from MVPDs but only to the extent that such buys exceed the fair market value of the advertising provided by the Station in exchange for such buys and were provided in direct exchange for the grant to the MVPD of retransmission consent of the Station’s Primary Channel 13.1 that broadcasts ABC Network Programs; 2) fast-forward-disabled local programming on DVRs; 3) VOD rights to the Station’s local programming; and 4) consideration paid by the MVPD for carriage of

WSET-TV/DT Lynchburg, VA

Station’s multicast digital channels or any pay channels owned or controlled by any affiliated entity of Station; provided, however, consideration paid or provided under 2), 3), and 4) shall be included in Retrans Value only to the extent that it (i) exceeds the fair market value of such rights and (ii) is paid or provided to Allbritton or to Station in direct exchange for grant to the MVPD of retransmission consent of the Station’s Primary Channel 13.1 that broadcasts ABC Network Programs. Advertising revenue from VOD platform(s), multicast channel(s), pay channel(s), or any other platform (except for advertising on behalf of the MVPD that is subject to subparagraph 1) directly above) shall not be considered to be “consideration” as that term is used herein. ***

c.	In no event will Station’s Retrans Value with respect to any MVPD be less than: (1) the amount Station, or any related company, announces publicly or in any public filing as the amount of such Retrans Value it will receive from such MVPD as consideration for its retransmission consent; or (2) the Clearinghouse Rate (as defined in Section II below) for that MVPD, in the event that Station has opted-out of entering into an agreement with such MVPD for that rate, as set forth in Section II, below. Retrans Value from any MVPD shall be fairly allocated to Station from among affiliated stations if such Value was negotiated with such MVPD at a station-group level or in conjunction with other stations that are not owned by Allbritton. Notwithstanding anything herein to the contrary, the provisions of clause (2) of this subparagraph c shall apply with respect to a particular MVPD only if that MVPD has offered to pay the Clearinghouse Rate to the Station without any material and adverse conditions (other than conditions to which the Station is already subject) attached to such MVPD’s offer to retransmit the Primary Channel of the Station in its respective DMA.

d.	Any commissions, reasonable attorneys’ fees or agency fees incurred and paid by Allbritton in connection with the negotiations and execution of Station’s retransmission consent agreement(s) may be deducted from the calculation of Retrans Value for the year incurred but only to the extent that Allbritton can document payment and to only the extent such fees and commissions do not exceed *** percent (***%) of all forms of consideration.

e.	For purposes of calculating and administering Retrans Value payments in excess of the Annual Fee, the Retrans Value of all Allbritton-related ABC affiliated stations shall be aggregated and a single payment shall be made to ABC in the event total Retrans Value of all the stations exceeds the combined Annual Fee of those stations.

2. Escalation. In the event that ABC has reasonable and good faith grounds to dispute the Retrans Value set forth in the certification described above, senior executives of each of the parties shall commence good faith negotiations to resolve the dispute. If these negotiations do not resolve the dispute within thirty (30) days, then ABC may initiate the mediation process set forth in Section IV, below.

3. Fee Reduction. In the event that ABC vacates one or more of the Network time periods that comprise Station’s live in-pattern clearance requirement, and returns that time period to Station for replacement programming (as such replacement programming is

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determined by Station), then the Annual Fee shall be proportionately reduced in accordance with the formula stated below commencing with the month that follows the return of the time period to Station. For dayparts represented in the below schedule that are expressed in whole hours, the reduction will be calculated on a pro rata basis for any schedule reductions that are less than a full hour of programming.

Annual Fee Reduction Percentage(Pro-Rata Contractual Year)

Per Time Period

	Hour	Sun	Mon-Thur	Fri	Sat
Primetime(1)	1.0	3.25%	3.25%	2.50%	2.00%
GMA	1.0	0.50%	1.20%	1.20%	0.50%
World News	0.5	0.40%	0.50%	0.50%	0.40%
Nightline	0.5	0.00%	0.75%	0.75%	0.00%
Daytime (2)	1.0	0.00%	0.50%	0.50%	0.00%
This Week	1.0	0.25%	0.00%	0.00%	0.00%
JKL	1.0	0.00%	0.80%	0.80%	0.00%

(1)

All of the references to specific Programming in the daypart column represent the time periods that such Programming currently fills. For example, if an individual Program is moved to a different Network time period, and its current time period were vacated, then Station would be entitled to the fee reduction set forth in the table above. If, however, the Program were to be moved to a different Network time period and ABC were to provide replacement Programming for the program’s former time period, Station would not be entitled to the above fee reduction.

(2)	Daytime includes the current 3-Hour Network time period.

4. Right to Audit/Audit Fees. Once per calendar year during the Term and for one (1) year thereafter, upon reasonable advance written notice, Network and/or its authorized representatives shall have the right to audit, during normal business hours, the books and records of Station (or Station’s parent and related companies) as such pertains to the calculation of Retrans Value or other financial issues directly related to the retransmission of the Station’s signals. Neither Network’s acceptance of any information or payment nor Network’s inspection or audit of Station’s records or accounts will prevent Network from later disputing the accuracy or completeness of any payment made or information supplied by Station. Network shall pay all the costs related to such audit; however, in the event any such audit reveals underpayment of Retrans Value (which is not otherwise due to bona fide dispute between Station and Network and such bona fide dispute is not resolved in Network’s favor) in excess of five percent (5%) of the total Retrans Value reported for the period being so audited, Station shall pay, at Network’s option, all of the reasonable costs of the audit. ABC agrees to enter into customary industry non-disclosure and confidentiality agreements as a condition precedent to conducting any such audit. Notwithstanding anything herein to the contrary, the Network’s right to inspect any records or documents relating to Retrans Value shall be subject to and conditioned upon any confidentiality provisions in any retransmission consent or other agreements with MPVDs.

II. RETRANSMISSION CONSENT AUTHORIZATION AND CLEARINGHOUSE RATE. We acknowledge that, pursuant to Section 325(b) of the Communications Act of 1934 and Part 76 of FCC regulations, as amended, Station may from time to time grant its consent, to cable systems and other MVPD’s to the Station’s signal, which signal includes the ABC Network

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Programming as broadcast on Station’s Primary Channel, provided that (i) Station will not grant retransmission consent to any cable system or MVPD located outside the Station’s DMA (except for communities outside the Station’s DMA in which the Station has been found to be “significantly viewed” as determined by the FCC) and (ii) Station will not consent to the retransmission of Station’s signal by any MVPD that provides such signal to any home satellite dish user or television household, unless such user or household is located within the Station’s DMA or is an “unserved household” as defined in Section 119(d) of Title 17 of the United States Code, or any successor provision thereto. In the event of a change in FCC regulations or laws governing retransmission consent, ABC may limit the exercise of Station’s signal carriage rights based on such change with respect to the Network Programs. During the Term, ABC may notify Station that ABC has negotiated a monthly subscriber fee (or other Retransmission Value) to be paid by a given MVPD (with respect to each MVPD, its “Clearinghouse Rate”) in exchange for the grant of retransmission consent by ABC affiliates. Within the time period specified in ABC’s notice, Station shall notify ABC in writing of its election as to whether to enter into an agreement with such MVPD for the Clearinghouse Rate. If Station elects not to enter into an agreement for the Clearinghouse Rate with such MVPD, then Station shall be free to grant retransmission consent to such MVPD on any such terms and conditions as Station may negotiate (subject to the limitations set forth in this paragraph and payment of the Annual Fee or Retrans Value as described above). Also, if in negotiating any accepted Clearinghouse Rate, ABC arranges for the MVPD to pay to ABC directly its fifty percent (50%) share of such Clearinghouse Rate, then ABC and Station will equitably adjust downward the amount of the Annual Fee payable by Station.

III. PAYMENT. You and Station will pay to us all sums specified herein without any deductions, counter-claims or any other forms of credits or offsets that you or Station may have or claim to have against us. Time is of the essence in the performance by you and Station of your obligations for payment hereunder. Payments will be deemed made when received by us. Any payment made more than thirty (30) days after the due date therefore shall bear interest at the rate of one and one-half percent (1.5%) over the prime interest rate charged from time to time by Bank of America, computed from the original due date until paid; provided, however, that if the rate is in excess of the maximum permitted by law, in the jurisdiction where such debt accrues, then the rate shall be the maximum permitted by law. Acceptance of any payment by us after its due date shall not constitute a waiver by us of any of our rights hereunder. We may also, at our sole option, declare you and Station to be in material breach of this Affiliation Agreement for non-payment at any time after thirty (30) days following written notice.

IV. MEDIATION OF DISPUTES. Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to the calculation or payment of the Retrans Value may be commenced until the matter has been submitted by ABC or Station to JAMS for mediation in New York, New York. ABC may commence mediation by providing to JAMS and the Station a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the

WSET-TV/DT Lynchburg, VA

completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. This paragraph IV shall not apply to any other topic or issue governed by the Affiliation Agreement.

WSET-TV/DT Lynchburg, VA

SCHEDULE B

LOCAL PREEMPTIONS

WSET – *** half-hours annually
***	***
***	***
***	***

ALLBRITTON COMMUNICATIONS COMPANY

Schedule of Substantially Identical Affiliation Agreements

Primary Television Affiliation Agreement between American Broadcasting Companies, Inc. dated as of September 14, 2012 and the following entities:

Allbritton Communications Company (WJLA)

Harrisburg Television, Inc. (WHTM)

TV Alabama, Inc. (WCFT/WJSU/WBMA)

KATV, LLC (KATV)

KTUL, LLC (KTUL)

John L. Rouse

Senior Vice President

Affiliate Relations

September 13, 2012

Mr. Frederick J. Ryan Jr.

President and Chief Operating Officer

Allbritton Communications Company

1000 Wilson Boulevard, Suite 2700

Arlington, VA 22209

Dear Fred:

The following shall constitute modifications to the Primary Television Affiliation Agreements (“Agreements”) of even date herewith between American Broadcasting Companies, Inc. (“ABC”) and the Affiliates of Allbritton Communications Company listed below (together “Allbritton”). To the extent that any provision of this letter shall conflict with the provisions of the Agreements, the provisions of this letter shall prevail. All other provisions of the Agreements will remain in effect without modification.

1.	***

2.	***

3.	***

4.	***

5.	***

6.	***

To the extent that these commitments are acceptable to you, please sign below where indicated.

Sincerely,

/s/ John L. Rouse

John Rouse

ACCEPTED AND AGREED:

Allbritton Communications Company (WJLA);
Harrisburg Television, Inc. (WHTM);

1

WSET, Incorporated (WSET);
Charleston Television, LLC (WCIV);
TV Alabama, Inc. (WCFT/WJSU);
KATV, LLC (KATV);
KTUL, LLC (KTUL)

/s/ Frederick J. Ryan, Jr.
Frederick J. Ryan, Jr.
President and Chief Operating Officer

2